Exhibit 9

OPINION OF AND CONSENT OF COUNSEL

December 2009

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Re: Post-Effective Amendment No. 17 to Registration Statement No. 333-112626 filed on Form N-4

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-Effective Amendment to Registration Statement No. 333-112626 filed on Form N-4 under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company’s (“MassMutual”) individual deferred annuity contract (the “Contract”). Massachusetts Mutual Variable Annuity Separate Account 4 issued the contract.

As an attorney for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with this Post-Effective Amendment to Registration Statement No. 333-112626 for the Contract. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1.	MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.
2.	Massachusetts Mutual Variable Annuity Separate Account 4 is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.
3.	The Contract, when properly issued, is a legal and binding obligation of MassMutual in accordance with its terms.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment to Registration Statement No. 333-112626.

Very truly yours,

By:	/s/ JOHN E. DEITELBAUM
John E. Deitelbaum Corporate Vice President, Assistant Secretary & Associate General Counsel